Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES

CFO TRANSITION PLAN

New York, New York, May 21, 2019 — Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a leading real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced that David A. Karp will be stepping down from his role as Executive Vice President and Chief Financial Officer for personal reasons, effective August 1, 2019. In accordance with the Company’s bylaws, Andrew J. Prentice, Chief Accounting Officer and Treasurer, will serve as acting chief financial officer while the Company conducts a search for a permanent successor. John B. Kessler, President and COO, will lead the team during the transition.

“David has been a valued team member since 2011, and his skill, good humor, and hard work contributed greatly to our IPO and our further growth and success,” said Anthony E. Malkin, Chairman and Chief Executive Officer. “Under David’s watch as CFO, we assembled an experienced reporting and finance team, and further strengthened our flexible balance sheet. Further, David is committed to a smooth transition. On behalf of the entire Company and its shareholders, and me personally, I thank David and wish him well.”

“It has been an honor to be Chief Financial Officer of ESRT during its transformation from private partnerships to a leading public REIT,” said Karp. “I am proud of our accomplishments, and it has been a privilege to work with Tony, John, and the rest of the team. While it was a difficult decision for me to make, I leave ESRT with a strong balance sheet and financial team in place. I am thoroughly engaged in the plans for transition and know the Company is well-prepared for the opportunities ahead. I intend to relocate to the West Coast where I was born and lived up through my graduation from college.”

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of March 31, 2019, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 700,000 rentable square feet in the retail portfolio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words such as “assumes,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects” or the negative of these words or similar words or expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. Such factors and risks include, without limitation, a failure of conditions or performance regarding any event or transaction described above, regulatory changes, and other risks and uncertainties described from time to time in the Company’s filings with the SEC, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the headings “Risk Factors”. Except as may be required by law, the Company does not undertake a duty to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

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